Exhibit 10.3

SEVENTH ADDENDUM TO LEASE AGREEMENT

This Seventh Addendum to Lease Agreement is made this 28th day of June, 2013, by and between Can Company, LLC, a Maryland limited liability company (hereinafter the “Landlord”), and Millennial Media, Inc., a Delaware corporation (hereinafter the “Tenant”). In addition, joining as a party to this Seventh Addendum, as it relates to 2,195 square feet of the Premises described in greater detail below, is Canco Tenant, LLC.

Reference is made to the following:

The Lease by and between Landlord and Tenant dated July 11th, 2008 for 16,057 square feet, 1st Addendum to Lease dated December 12th, 2011 for 4,222 square feet, 2nd Addendum to Lease dated January 30th, 2012 for 2,884 square feet and an additional 1,030 square feet, 3rd Addendum to Lease dated May 8th, 2012, 4th Addendum to Lease dated June 1st, 2012, for 940 square feet, a Fifth Addendum to Lease dated December 28th, 2012 and a Sixth Addendum to Lease dated May 9th, 2013. Each of the foregoing instruments has been entered into between Landlord and Tenant. In addition, reference is made to a Sub-Lease dated September 27th, 2010 between Tenant and Canco Tenant LLC for 2,195 square feet. All of the foregoing described seven (7) instruments are hereby collectively referred to as the “Lease” and are for the Premises and Property described in greater detail in the Lease and located in the development generally known as The Can Company and located on Boston Street in Baltimore, Maryland.

WHEREAS, Tenant executed the foregoing Lease with the Landlord; and

WHEREAS, pursuant to the terms and conditions of the Lease, , Tenant has certain first rights of refusals; and

WHEREAS, the parties desire to modify certain terms of the Lease, to memorialize certain Tenant elections relative to Tenant’s rights of first refusal at the Property, and in addition, the parties desire to have Tenant lease additional space at the Property, and

WHEREAS, the parties desire to memorialize the terms of the status of these matters in writing and this Seventh Addendum is being executed in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties do hereby agree as follows:

1.              A.  Tenant hereby leases from Landlord, effective as of the date of this Seventh Addendum, the “Field House” space (“Field House Space”) consisting of approximately 6,254 square feet all as more particularly shown on Exhibit “A” which is attached hereto, for a term commencing on the date of this Seventh Addendum and ending conterminously with the balance of the Premises as specified in the Fifth Addendum, unless sooner terminated by Landlord as permitted in Section 1(B) below.

B.  The Landlord shall have the right to terminate the Lease for the Field House Space upon not less than sixty (60) days prior written notice at any time after November 1st, 2013 if the parties have either not executed a long term lease for the overall Premises or if the parties are not operating under an active Letter of Intent (“LOI”) for a long term lease for the overall premises.

C.  The Field House Space shall be delivered to Tenant simultaneous with the execution of this Seventh Addendum and shall be delivered to Tenant in its “as is” condition, broom clean with all personal property and debris removed. Tenant understands and acknowledges that the furniture, fixtures and equipment (“FF&E”) in the Field House Space identified on Exhibit A attached heretoare owned by a third party and accordingly, Tenant may use any such equipment at its own risk.

D.  Effective as of July lst, 2013, and continuing until such time as the parties enter into a long term lease specifying otherwise, Tenant shall not be required to pay Rent to Landlord other than as specified in Section 1(E) below.

E.  Effective as of July 1, 2013 and continuing until such time as the parties enter into a long term lease specifying otherwise, Tenant shall be required to pay Tenant’s Proportionate Share of the following to Landlord on July 1st, 2013 and on the first day of every month thereafter for its use of the Field House Space:

(i)                  Operating Costs (including insurance); and

(ii)               Real Property Taxes; and

(iii)            Tenant shall pay directly for all utilities for the Field House Space.

F.  Tenant shall be responsible for all cleaning of the Field House Space, including removing all trash daily to the garbage receptacle, cleaning out the grease trap at appropriate intervals, and in addition, the cost to obtain and maintain a pest control and extermination contract.

2.              This Seventh Addendum shall act as Tenant’s notification pursuant to Section 3(A) (fourth paragraph) of the Fifth Addendum to Lease Agreement that it desires the portions of the Signature Option Space known as the “RPI” Space (consisting of 1,640 square feet) and the “M3 Financial” Space (consisting of 1,197 square feet), as previously identified in the Fifth Addendum. At such time as the Landlord is able to arrange for the spaces to be vacated, Tenant shall execute a subsequent Addendum (or Lease, as the case may be), with the details of the Lease for these spaces set forth therein. The Rent Commencement Dates for these Signature Option Spaces shall be concurrent with delivery of same to Tenant in “as-is” condition, broom clean, with all personal property removed.

3.              That all terms used in this Seventh Addendum and not otherwise defined shall have the meanings given unto them in the Lease.

4.              This Seventh Addendum to the Lease is effective as of the date set forth above.

5.              Waiver of Jury Trial. Landlord, The Can Company Tenant, LLC and Tenant, (collectively, the “Parties”) hereby waive trial by jury in any action or proceeding to which they or any of them may be a party arising out of or in any way related to this Addendum to Lease Agreement. It is understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings. This waiver is knowingly, willingly, and voluntarily made by the Parties, and each party represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in anyway modify or nullify its effect. The

Parties acknowledge and agree that this provision is a specific and material aspect of this Addendum. The Parties each represent that it has been represented in the signing of this Addendum to Lease Agreement and in the making of this waiver by independent legal counsel, and that it has had an opportunity to discuss this waiver with counsel.

6.              Except as otherwise modified herein, all of the terms, covenants and conditions of the Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have placed their hands and seals hereto the day and year first above written.

LANDLORD:

THE CAN COMPANY, LLC
By: Canton Court, L.L.C., its managing member

By: Hudson Street Real Estate Development, LLP, Its managing member

By: Luzerne Ave. LLC, its managing partner

By:	/s/ Charles M. Eccles	(Seal)
Name:	Charles M. Eccles
Title:	Authorized Person

TENANT:

MILLENNIAL MEDIA, INC.

By:	/s/ Ho Shin	(SEAL)
Name:	Ho Shin
Title:	General Counsel

THIRD PARTY:

THE CANCO TENANT, LLC

By:	/s/ Charles M. Eccles	(SEAL)
Name:	Charles M. Eccles
Title:	Authorized Person